Exhibit 99.1

       Ultralife Batteries, Inc. Revises Outlook for Second Half Of 2004


    NEWARK, N.Y.--(BUSINESS WIRE)--Sept. 27, 2004--Ultralife Batteries, Inc. (NASDAQ: ULBI) has revised its financial outlook regarding its military business for the second half of 2004.
    With the end of its third fiscal quarter and in the absence of a new order for BA-5390 batteries, the company has started to adjust its production levels. Assuming the company does not receive additional orders for its BA-5390 batteries during the remainder of the year, management anticipates second half operating income and revenue could be as low as $0.4 million and $42 million, respectively; as a result, operating income and revenue for full year 2004 are expected to be no less than $7.4 million and $97 million, respectively.
    This revised outlook also assumes that the company is not able to receive a concession to the unit pricing on its current BA-5390 contract, which was based on significantly higher levels of production. The company believes that it is contractually due a revision in pricing because of the change in production schedules. Should the military concur with the company's belief, the company would recognize additional, as yet undetermined, revenue in the second half of the year. Assuming no pricing concession is forthcoming by the time the books for the third quarter are closed, management expects, on a preliminary basis, third quarter operating income of approximately $1.2 million and revenue of approximately $24 million.
    The company is working vigorously to address both the BA-5390 order visibility and the BA-5390 unit pricing. In the event that the company receives an additional BA-5390 order or an adjustment to the unit pricing, management will provide an updated outlook.
    In providing guidance for the second half of 2004 in the second quarter earnings announcement, Ultralife indicated that uncertainties existed in the order rate for the BA-5390 battery, arising from the transfer of procurement authority from the U.S. Army Communications and Electronics Command (CECOM) to the Defense Logistics Agency (DLA) and the Next Gen II Phase IV award. The guidance assumed that the military would place an order for additional BA-5390s during the third quarter for production and delivery during the fourth quarter. Since then, Ultralife has neither received additional orders for the BA-5390 batteries nor has the Next Gen II Phase IV award been announced. In addition, because of lower than expected BA-5390 production run rates, overhead absorption has declined, negatively impacting gross margin.
    "Unfortunately, although we have had ongoing communications with the military during the quarter, the delay in announcing the Next Gen II Phase IV contract award and the transfer of ordering responsibility have made it difficult to predict BA-5390 orders for the remainder of 2004. These are extremely frustrating circumstances for us, but ones that we have faced before and successfully overcome," said John Kavazanjian, president and chief executive officer. "We also are on familiar ground in discussing unit pricing on current contracts with the military; for example, in the third quarter of 2003, we accepted lower unit pricing from the military when costs came in lower than assumptions in the initial contract award for one contract. Operationally, we are preparing for the possibility that there is indeed a hiatus in BA-5390 production, which may affect as many as 250 workers until production resumes."

    Kavazanjian concluded, "Our BA-5390 product provides higher capacity, better safety and better value than the 30-year-old technology that it is designed to replace, and we remain very optimistic about its future demand. Notwithstanding the uncertain military order flow for the rest of 2004, we are continuing to vigorously advance our strategy of diversifying into target commercial markets as illustrated by the growth of our rechargeable battery business. We remain unwavering in our commitment to drive the company toward the $200 million revenue level and beyond over the next three to five years through continued growth in our military business, including the successful award in the Next Gen II Phase IV procurement, and through the principal engine of our growth, design wins in commercial markets such as medical and automotive telematics."
    Management intends to provide an update of 2005 revenue and operating income guidance in its third quarter earnings announcement and conference call, scheduled to take place on October 28, when more information is expected to be known about the Next Gen II Phase IV award.

    About Ultralife Batteries, Inc.

    Ultralife is a leading developer, manufacturer, and marketer of standard and customized lithium primary (non-rechargeable), lithium ion and lithium polymer rechargeable batteries. Ultralife's high-energy batteries use advanced lithium technology and are used in military, industrial and consumer portable electronic products. Through its range of standard products and ability to customize for a wide range of applications, Ultralife is able to provide the next generation of battery solutions. OEM, retail and government customers include Energizer, Kidde Safety, Philips Medical Systems, Radio Shack and the national defense agencies of the United States and United Kingdom, among others.
    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife (UK) Ltd., a second manufacturing and research facility, is located in Abingdon, U.K. Both facilities are ISO-9001 certified.
    This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: loss of business with the U.S. government, worsening global economic conditions, world events, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.
    Detailed information on Ultralife is available at the Company's web site, www.ultralifebatteries.com.

    Ultralife is a registered trademark of Ultralife Batteries, Inc.


    CONTACT: Ultralife Batteries, Inc.
             Robert W. Fishback, 315-332-7100
             bfishback@ulbi.com
                     or
             Investor Relations Contact:
             Lippert/Heilshorn & Associates, Inc.
             Jody Burfening, 212-838-3777
             jburfening@lhai.com
                     or
             Media Contact:
             Lippert/Heilshorn & Associates, Inc.
             Chenoa Taitt, 212-201-6635
             ctaitt@lhai.com